CARMAX REPORTS THIRD QUARTER FISCAL 2024 RESULTS

Richmond, Va., December 21, 2023 – CarMax, Inc. (NYSE:KMX) today reported results for the third quarter ended November 30, 2023.

Highlights:

•Net revenues were $6.1 billion, down 5.5% compared with the prior year third quarter.

•Retail used unit sales decreased 2.9% and comparable store used unit sales declined 4.1% from the prior year’s third quarter; strong gross profit per retail used unit of $2,277, in line with last year’s third quarter.

•Wholesale units increased 7.7% from the prior year’s third quarter; strong gross profit per wholesale unit of $961, in line with last year’s third quarter.

•Bought 250,000 vehicles from consumers and dealers, up 5.1% versus last year’s third quarter.
◦228,000 of these vehicles were purchased from consumers, up 1.6% over last year’s third quarter.
◦22,000 of these vehicles were purchased through dealers, up 61.7% from last year’s third quarter.

•SG&A of $560.0 million decreased 5.4% or $31.8 million from last year’s third quarter, driven primarily by continued cost management efforts.

•CarMax Auto Finance (CAF) income of $148.7 million, down 2.3% from the prior year third quarter due to compression in the net interest margin percentage, partially offset by a lower provision for loan losses and an increase in average managed receivables.

•Net earnings per diluted share of $0.52 versus $0.24 a year ago.

•Resumed share repurchases in the third quarter.

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CEO Commentary:

“Our third quarter performance reflects the continued efforts of the team that have resulted in several quarters of sequential improvements across key components of our business, despite the persistent widespread pressures in the used car industry,” said Bill Nash, president and chief executive officer. “Key results this quarter include year-over-year growth in wholesale units, further SG&A reductions, a strengthened credit mix in CAF’s portfolio, strong retail and wholesale gross profit per unit, and year-over-year growth in profitability. In addition, we continue to be encouraged by the positive impact that our omni-channel investments are having on our business. Some of those benefits include incremental retail customers, web traffic growth and enhanced vehicle sourcing.”

Third Quarter Business Performance Review:

Sales. Combined retail and wholesale used vehicle unit sales were 302,666, an increase of 1.3% from the prior year’s third quarter. Online retail sales(1) accounted for 14% of retail unit sales, compared with 12% in the third quarter of last year. Revenue from online transactions(2), including retail and wholesale unit sales, was $1.9 billion, or approximately 31% of net revenues, up from 28% in last year’s third quarter.

Total retail used vehicle unit sales declined 2.9% to 174,766 compared to the prior year’s third quarter. Comparable store used unit sales declined 4.1% from the prior year’s third quarter. We believe vehicle affordability challenges continued to impact our third quarter unit sales performance, with ongoing headwinds due to widespread inflationary pressures, higher interest rates, tightened lending standards and low consumer confidence. Total retail used vehicle revenues decreased 7.2% compared with the prior year’s third quarter, driven by the decrease in average retail selling price, which declined approximately $1,300 per unit, or 4.6%, as well as the decrease in retail used units sold.

Total wholesale vehicle unit sales increased 7.7% to 127,900 versus the prior year’s third quarter. Total wholesale revenues increased 1.1% compared with the prior year’s third quarter due to an increase in wholesale units sold, partially offset by a decrease in the average wholesale selling price of approximately $600 per unit or 6.7%.

We bought 250,000 vehicles from consumers and dealers, up 5.1% versus last year’s third quarter. Of these vehicles, 228,000 were bought from consumers and 22,000 were bought through dealers, an increase of 1.6% and 61.7%, respectively, from last year’s results.

Gross Profit. Total gross profit was $612.9 million, up 6.3% versus last year’s third quarter. Retail used vehicle gross profit declined 1.2%, primarily reflecting the decline in retail unit sales. Retail gross profit per used unit was $2,277, in line with last year’s third quarter.

Wholesale vehicle gross profit increased 7.2% versus the prior year’s quarter, reflecting higher wholesale unit volume. Gross profit per unit was $961, in line with last year’s third quarter.

Other gross profit increased 55.4% largely reflecting a $33.4 million year-over-year improvement in service gross profit driven by the efficiency and cost coverage measures that we have put in place.

SG&A. Compared with the third quarter of fiscal 2023, SG&A expenses decreased 5.4% to $560.0 million. This reduction reflects the continuation of our cost and efficiency efforts that we implemented a year ago. This quarter delivered decreases in costs related to staffing, non-CAF uncollectible receivables and a reduced level of spend for our technology platforms. Partially offsetting these items was an increase in advertising and stock-based compensation expense. SG&A as a percent of gross profit decreased by 11.2 percentage points to 91.4% as compared to the prior year’s third quarter.

CarMax Auto Finance.(3) CAF income decreased 2.3% to $148.7 million, driven by the decline in CAF’s net interest margin percentage, which outweighed a $17.4 million year-over-year decrease in the provision for loan
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losses and the growth in CAF’s average managed receivables. This quarter’s provision was $68.3 million compared to $85.7 million in the prior year’s third quarter.

As of November 30, 2023, the allowance for loan losses was 2.92% of ending managed receivables, down from 3.08% as of August 31, 2023. The decrease in the allowance percentage primarily reflected the effect of the previously disclosed tightening of CAF’s underwriting standards.

CAF’s total interest margin percentage, which represents the spread between interest and fees charged to consumers and our funding costs, was 5.9% of average managed receivables, down slightly from this year’s second quarter and down from 6.7% in the prior year’s third quarter, as increases in our customer rates were more than offset by the rising cost of funds. Year-over-year performance was also negatively impacted by the mark-to-market effects of our derivative instruments not designated as hedges for accounting purposes. After the effect of 3-day payoffs, CAF financed 44.0% of units sold in the current quarter, down from 44.4% in the prior year’s third quarter. CAF’s weighted average contract rate was 11.3% in the quarter, up from 9.8% in the third quarter last year.

Share Repurchase Activity. During the third quarter of fiscal year 2024, we resumed our share repurchase program after a pause initiated during the third quarter of fiscal year 2023. We repurchased 648,500 shares of common stock for $41.9 million in the quarter. As of November 30, 2023, we had $2.41 billion remaining available for repurchase under the outstanding authorization.

Location Openings. During the fourth quarter of fiscal year 2024, we will open four stores including two in the New York metro market and one in each of the Los Angeles and Chicago metro markets. We will also open our first stand-alone reconditioning center in the Atlanta metro market.

(1)    An online retail unit sale is defined as a sale where the customer completes all four of these major transactional activities remotely: reserving the vehicle; financing the vehicle, if needed; trading-in or opting out of a trade in; and creating a remote sales order.
(2)    Revenue from online transactions is defined as revenue from retail sales that qualify for an online retail sale, as well as any EPP and third-party finance contribution, wholesale sales where the winning bid was an online bid, and all revenue earned by Edmunds.
(3)    Although CAF benefits from certain indirect overhead expenditures, we have not allocated indirect costs to CAF to avoid making subjective allocation decisions.
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Supplemental Financial Information
Amounts and percentage calculations may not total due to rounding.

Sales Components

	Three Months Ended November 30			Nine Months Ended November 30
(In millions)	2023	2022	Change	2023	2022	Change
Used vehicle sales	$4,832.1	$5,204.6	(7.2)%	$16,424.7	$18,503.2	(11.2)%
Wholesale vehicle sales	1,165.2	1,152.2	1.1%	4,001.5	4,959.1	(19.3)%
Other sales and revenues:
Extended protection plan revenues	90.8	91.8	(1.0)%	303.8	318.1	(4.5)%
Third-party finance (fees)/income, net	(1.2)	1.0	(227.5)%	(2.4)	7.1	(133.7)%
Advertising & subscription revenues (1)	36.7	33.3	10.4%	101.6	101.9	(0.3)%
Other	25.0	23.1	7.8%	80.2	73.1	9.8%
Total other sales and revenues	151.3	149.2	1.4%	483.2	500.2	(3.4)%
Total net sales and operating revenues	$6,148.5	$6,506.0	(5.5)%	$20,909.4	$23,962.4	(12.7)%

(1)    Excludes intersegment revenues that have been eliminated in consolidation.

Unit Sales

	Three Months Ended November 30			Nine Months Ended November 30
	2023	2022	Change	2023	2022	Change
Used vehicles	174,766	180,050	(2.9)%	593,515	637,939	(7.0)%
Wholesale vehicles	127,900	118,757	7.7%	430,785	464,741	(7.3)%

Average Selling Prices

	Three Months Ended November 30			Nine Months Ended November 30
	2023	2022	Change	2023	2022	Change
Used vehicles	$27,228	$28,530	(4.6)%	$27,331	$28,692	(4.7)%
Wholesale vehicles	$8,674	$9,294	(6.7)%	$8,887	$10,280	(13.6)%

Vehicle Sales Changes

	Three Months Ended November 30		Nine Months Ended November 30
	2023	2022	2023	2022
Used vehicle units	(2.9)%	(20.8)%	(7.0)%	(12.6)%
Used vehicle revenues	(7.2)%	(19.1)%	(11.2)%	(1.0)%

Wholesale vehicle units	7.7%	(36.7)%	(7.3)%	(16.6)%
Wholesale vehicle revenues	1.1%	(40.1)%	(19.3)%	(0.8)%

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Comparable Store Used Vehicle Sales Changes (1)

	Three Months Ended November 30		Nine Months Ended November 30
	2023	2022	2023	2022
Used vehicle units	(4.1)%	(22.4)%	(8.5)%	(14.3)%
Used vehicle revenues	(8.3)%	(21.0)%	(12.7)%	(3.2)%

(1)    Stores are added to the comparable store base beginning in their fourteenth full month of operation. Comparable store calculations include results for a set of stores that were included in our comparable store base in both the current and corresponding prior year periods.

Used Vehicle Financing Penetration by Channel (Before the Impact of 3-day Payoffs) (1)

	Three Months Ended November 30		Nine Months Ended November 30
	2023	2022	2023	2022
CAF (2)	46.5%	47.3%	46.1%	44.9%
Tier 2 (3)	18.0%	20.5%	18.9%	22.6%
Tier 3 (4)	6.9%	6.1%	6.7%	6.4%
Other (5)	28.6%	26.1%	28.3%	26.1%
Total	100.0%	100.0%	100.0%	100.0%

(1)     Calculated as used vehicle units financed for respective channel as a percentage of total used units sold.
(2)    Includes CAF's Tier 2 and Tier 3 loan originations, which represent less than 2% of total used units sold.
(3)     Third-party finance providers who generally pay us a fee or to whom no fee is paid.
(4)     Third-party finance providers to whom we pay a fee.
(5)     Represents customers arranging their own financing and customers that do not require financing.

Selected Operating Ratios

	Three Months Ended November 30				Nine Months Ended November 30
(In millions)	2023	% (1)	2022	% (1)	2023	% (1)	2022	% (1)
Net sales and operating revenues	$6,148.5	100.0	$6,506.0	100.0	$20,909.4	100.0	$23,962.4	100.0
Gross profit	$612.9	10.0	$576.7	8.9	$2,127.0	10.2	$2,189.2	9.1
CarMax Auto Finance income	$148.7	2.4	$152.2	2.3	$421.0	2.0	$539.5	2.3
Selling, general, and administrative expenses	$560.0	9.1	$591.7	9.1	$1,705.5	8.2	$1,914.5	8.0
Interest expense	$31.3	0.5	$30.2	0.5	$93.3	0.4	$91.7	0.4
Earnings before income taxes	$110.6	1.8	$50.0	0.8	$576.1	2.8	$554.2	2.3
Net earnings	$82.0	1.3	$37.6	0.6	$428.9	2.1	$415.8	1.7

(1)Calculated as a percentage of net sales and operating revenues.

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CarMax, Inc.

Gross Profit (1)

	Three Months Ended November 30			Nine Months Ended November 30
(In millions)	2023	2022	Change	2023	2022	Change
Used vehicle gross profit	$397.9	$402.8	(1.2)%	$1,364.6	$1,461.3	(6.6)%
Wholesale vehicle gross profit	122.9	114.7	7.2%	427.3	447.0	(4.4)%
Other gross profit	92.1	59.2	55.4%	335.1	280.9	19.2%
Total	$612.9	$576.7	6.3%	$2,127.0	$2,189.2	(2.8)%

(1)    Amounts are net of intercompany eliminations.

Gross Profit per Unit (1)

	Three Months Ended November 30				Nine Months Ended November 30
	2023		2022		2023		2022
	$ per unit(2)	%(3)	$ per unit(2)	%(3)	$ per unit(2)	%(3)	$ per unit(2)	%(3)
Used vehicle gross profit per unit	$2,277	8.2	$2,237	7.7	$2,299	8.3	$2,291	7.9
Wholesale vehicle gross profit per unit	$961	10.5	$966	10.0	$992	10.7	$962	9.0
Other gross profit per unit	$527	60.9	$329	39.7	$564	69.3	$440	56.2

(1)    Amounts are net of intercompany eliminations. Those eliminations had the effect of increasing used vehicle gross profit per unit and wholesale vehicle gross profit per unit and decreasing other gross profit per unit by immaterial amounts.
(2)    Calculated as category gross profit divided by its respective units sold, except the other category, which is divided by total used units sold.
(3)    Calculated as a percentage of its respective sales or revenue.

SG&A Expenses (1)

	Three Months Ended November 30			Nine Months Ended November 30
(In millions)	2023	2022	Change	2023	2022	Change
Compensation and benefits:
Compensation and benefits, excluding share-based compensation expense	$286.3	$306.2	(6.5)%	$922.7	$985.2	(6.3)%
Share-based compensation expense	19.9	17.2	15.7%	86.5	64.0	35.2%
Total compensation and benefits (2)	$306.2	$323.4	(5.3)%	$1,009.2	$1,049.2	(3.8)%
Occupancy costs	70.3	70.1	0.2%	204.2	204.8	(0.3)%
Advertising expense	63.3	58.7	7.9%	201.5	230.5	(12.6)%
Other overhead costs (3)	120.2	139.5	(13.9)%	290.6	430.0	(32.4)%
Total SG&A expenses	$560.0	$591.7	(5.4)%	$1,705.5	$1,914.5	(10.9)%
SG&A as a % of gross profit	91.4%	102.6%	(11.2)%	80.2%	87.5%	(7.3)%

(1)    Amounts are net of intercompany eliminations.
(2)    Excludes compensation and benefits related to reconditioning and vehicle repair service, which are included in cost of sales.
(3)    Includes IT expenses, non-CAF bad debt, preopening and relocation costs, insurance, charitable contributions, travel and other administrative expenses.

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Components of CAF Income and Other CAF Information

	Three Months Ended November 30				Nine Months Ended November 30
(In millions)	2023	% (1)	2022	% (1)	2023	% (1)	2022	% (1)
Interest margin:
Interest and fee income	$426.9	9.8	$365.4	8.8	$1,244.3	9.6	$1,069.3	8.8
Interest expense	(170.2)	(3.9)	(88.8)	(2.1)	(464.8)	(3.6)	(200.1)	(1.6)
Total interest margin	256.7	5.9	276.6	6.7	779.5	6.0	869.2	7.2
Provision for loan losses	(68.3)	(1.6)	(85.7)	(2.1)	(239.0)	(1.8)	(219.0)	(1.8)
Total interest margin after provision for loan losses	188.4	4.3	190.9	4.6	540.5	4.2	650.2	5.4
Total direct expenses	(39.7)	(0.9)	(38.8)	(0.9)	(119.5)	(0.9)	(110.7)	(0.9)
CarMax Auto Finance income	$148.7	3.4	$152.2	3.7	$421.0	3.2	$539.5	4.4

Total average managed receivables	$17,508.9		$16,540.2		$17,276.0		$16,177.8
Net loans originated	$1,953.4		$2,147.2		$6,491.0		$6,928.0
Net penetration rate	44.0%		44.4%		43.1%		41.4%
Weighted average contract rate	11.3%		9.8%		11.1%		9.4%

Ending allowance for loan losses	$511.9		$491.0		$511.9		$491.0

Warehouse facility information:
Ending funded receivables	$4,529.6		$3,420.9		$4,529.6		$3,420.9
Ending unused capacity	$1,070.4		$1,979.1		$1,070.4		$1,979.1

(1)Annualized percentage of total average managed receivables.

Earnings Highlights

	Three Months Ended November 30			Nine Months Ended November 30
(In millions except per share data)	2023	2022	Change	2023	2022	Change
Net earnings	$82.0	$37.6	118.2%	$428.9	$415.8	3.2%
Diluted weighted average shares outstanding	158.8	158.5	0.2%	158.9	160.2	(0.8)%
Net earnings per diluted share	$0.52	$0.24	116.7%	$2.70	$2.60	3.8%

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Conference Call Information

We will host a conference call for investors at 9:00 a.m. ET today, December 21, 2023. Domestic investors may access the call at 1-800-274-8461 (international callers dial 1-203-518-9814). The conference I.D. for both domestic and international callers is 3171396. A live webcast of the call will be available on our investor information home page at investors.carmax.com.

A replay of the webcast will be available on the company’s website at investors.carmax.com through April 10, 2024, or via telephone (for approximately one week) by dialing 1-800-374-1216 (or 1-402-220-0681 for international access) and entering the conference ID 3171396.

Fourth Quarter Fiscal 2024 Earnings Release Date

We currently plan to release results for the fourth quarter ending February 29, 2024, on Thursday, April 11, 2024, before the opening of trading on the New York Stock Exchange. We plan to host a conference call for investors at 9:00 a.m. ET on that date. Information on this conference call will be available on our investor information home page at investors.carmax.com in early April 2024.

About CarMax

CarMax, the nation’s largest retailer of used autos, revolutionized the automotive retail industry by driving integrity, honesty and transparency in every interaction. The company offers a truly personalized experience with the option for customers to do as much, or as little, online and in-store as they want. During the fiscal year ended February 28, 2023, CarMax sold approximately 810,000 used vehicles and 590,000 wholesale vehicles at its auctions. In addition, CarMax Auto Finance originated nearly $9 billion in receivables during fiscal 2023, adding to its nearly $17 billion portfolio. CarMax has over 240 stores, more than 30,000 associates, and is proud to have been recognized for 19 consecutive years as one of the Fortune 100 Best Companies to Work For®. CarMax is committed to making a positive impact on people, communities and the environment. Learn more in the 2023 Responsibility Report. For more information, visit www.carmax.com.

Forward-Looking Statements

We caution readers that the statements contained in this release that are not statements of historical fact, including statements about our future business plans, operations, challenges, opportunities or prospects, including without limitation any statements or factors regarding expected operating capacity, sales, inventory, market share, financial targets, revenue, margins, expenses, liquidity, loan originations, capital expenditures, share repurchase plans, debt obligations or earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “positioned,” “predict,” “should,” “target,” “will” and other similar expressions, whether in the negative or affirmative. Such forward-looking statements are based upon management’s current knowledge, expectations and assumptions and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. Among the factors that could cause actual results and outcomes to differ materially from those contained in the forward-looking statements are the following:
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•Changes in the competitive landscape and/or our failure to successfully adjust to such changes.
•Changes in general or regional U.S. economic conditions, including inflationary pressures, climbing interest rates and the potential impact of international events.
•Changes in the availability or cost of capital and working capital financing, including changes related to the asset-backed securitization market.
•Events that damage our reputation or harm the perception of the quality of our brand.
•Significant changes in prices of new and used vehicles.
•A reduction in the availability of or access to sources of inventory or a failure to expeditiously liquidate inventory.
•Our inability to realize the benefits associated with our omni-channel initiatives and strategic investments.
•Factors related to geographic and sales growth, including the inability to effectively manage our growth.
•Our inability to recruit, develop and retain associates and maintain positive associate relations.
•The loss of key associates from our store, regional or corporate management teams or a significant increase in labor costs.
•Changes in economic conditions or other factors that result in greater credit losses for CAF’s portfolio of auto loans receivable than anticipated.
•The failure or inability to realize the benefits associated with our strategic transactions.
•The effect and consequences of the Coronavirus public health crisis on matters including U.S. and local economies; our business operations and continuity; the availability of corporate and consumer financing; the health and productivity of our associates; the ability of third-party providers to continue uninterrupted service; and the regulatory environment in which we operate.
•Changes in consumer credit availability provided by our third-party finance providers.
•Changes in the availability of extended protection plan products from third-party providers.
•The performance of the third-party vendors we rely on for key components of our business.
•Adverse conditions affecting one or more automotive manufacturers, and manufacturer recalls.
•The inaccuracy of estimates and assumptions used in the preparation of our financial statements, or the effect of new accounting requirements or changes to U.S. generally accepted accounting principles.
•The failure or inability to adequately protect our intellectual property.
•The occurrence of severe weather events.
•Factors related to the geographic concentration of our stores.
•Security breaches or other events that result in the misappropriation, loss or other unauthorized disclosure of confidential customer, associate or corporate information.
•The failure of or inability to sufficiently enhance key information systems.
•Factors related to the regulatory and legislative environment in which we operate.
•The effect of various litigation matters.
•The volatility in the market price for our common stock.

For more details on factors that could affect expectations, see our Annual Report on Form 10-K for the fiscal year ended February 28, 2023, and our quarterly or current reports as filed with or furnished to the U.S. Securities and Exchange Commission. Our filings are publicly available on our investor information home page at investors.carmax.com. Requests for information may also be made to the Investor Relations Department by email to investor_relations@carmax.com or by calling (804) 747-0422 x7865. We undertake no obligation to update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

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Contacts:

Investors:
    David Lowenstein, Assistant Vice President, Investor Relations
    investor_relations@carmax.com, (804) 747-0422 x7865

Media:
    pr@carmax.com, (855) 887-2915

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CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)

	Three Months Ended November 30				Nine Months Ended November 30
(In thousands except per share data)	2023	%(1)	2022	%(1)	2023	%(1)	2022	%(1)
SALES AND OPERATING REVENUES:
Used vehicle sales	$4,832,077	78.6	$5,204,584	80.0	$16,424,691	78.6	$18,503,159	77.2
Wholesale vehicle sales	1,165,204	19.0	1,152,207	17.7	4,001,542	19.1	4,959,050	20.7
Other sales and revenues	151,257	2.5	149,165	2.3	483,204	2.3	500,171	2.1
NET SALES AND OPERATING REVENUES	6,148,538	100.0	6,505,956	100.0	20,909,437	100.0	23,962,380	100.0
COST OF SALES:
Used vehicle cost of sales	4,434,165	72.1	4,801,790	73.8	15,060,045	72.0	17,041,898	71.1
Wholesale vehicle cost of sales	1,042,303	17.0	1,037,534	15.9	3,574,200	17.1	4,512,053	18.8
Other cost of sales	59,207	1.0	89,944	1.4	148,174	0.7	219,205	0.9
TOTAL COST OF SALES	5,535,675	90.0	5,929,268	91.1	18,782,419	89.8	21,773,156	90.9
GROSS PROFIT	612,863	10.0	576,688	8.9	2,127,018	10.2	2,189,224	9.1
CARMAX AUTO FINANCE INCOME	148,659	2.4	152,196	2.3	421,004	2.0	539,538	2.3
Selling, general, and administrative expenses	559,962	9.1	591,727	9.1	1,705,493	8.2	1,914,508	8.0
Depreciation and amortization	60,623	1.0	57,377	0.9	177,859	0.9	170,717	0.7
Interest expense	31,265	0.5	30,150	0.5	93,316	0.4	91,670	0.4
Other income	(886)	—	(363)	—	(4,730)	—	(2,303)	—
Earnings before income taxes	110,558	1.8	49,993	0.8	576,084	2.8	554,170	2.3
Income tax provision	28,555	0.5	12,413	0.2	147,148	0.7	138,420	0.6
NET EARNINGS	$82,003	1.3	$37,580	0.6	$428,936	2.1	$415,750	1.7
WEIGHTED AVERAGE COMMON SHARES:
Basic	158,446		158,003		158,347		159,044
Diluted	158,799		158,536		158,866		160,195
NET EARNINGS PER SHARE:
Basic	$0.52		$0.24		$2.71		$2.61
Diluted	$0.52		$0.24		$2.70		$2.60

(1)    Percents are calculated as a percentage of net sales and operating revenues and may not total due to rounding.

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	As of
	November 30	February 28	November 30
(In thousands except share data)	2023	2023	2022
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$605,375	$314,758	$688,618
Restricted cash from collections on auto loans receivable	483,570	470,889	466,525
Accounts receivable, net	212,406	298,783	246,794
Inventory	3,638,946	3,726,142	3,414,937
Other current assets	169,653	230,795	167,143
TOTAL CURRENT ASSETS	5,109,950	5,041,367	4,984,017
Auto loans receivable, net	17,081,891	16,341,791	16,240,832
Property and equipment, net	3,623,697	3,430,914	3,375,001
Deferred income taxes	121,219	80,740	87,262
Operating lease assets	533,387	545,677	529,781
Goodwill	141,258	141,258	141,258
Other assets	561,848	600,989	580,790
TOTAL ASSETS	$27,173,250	$26,182,736	$25,938,941

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$762,594	$826,592	$802,780
Accrued expenses and other current liabilities	494,365	478,964	496,202
Accrued income taxes	10,581	—	—
Current portion of operating lease liabilities	56,410	53,287	51,215
Current portion of long-term debt	312,744	111,859	112,708
Current portion of non-recourse notes payable	446,544	467,609	474,147
TOTAL CURRENT LIABILITIES	2,083,238	1,938,311	1,937,052
Long-term debt, excluding current portion	1,605,638	1,909,361	1,903,223
Non-recourse notes payable, excluding current portion	16,558,053	15,865,776	15,737,459
Operating lease liabilities, excluding current portion	509,141	523,828	509,106
Other liabilities	372,815	332,383	364,528
TOTAL LIABILITIES	21,128,885	20,569,659	20,451,368

Commitments and contingent liabilities
SHAREHOLDERS’ EQUITY:
Common stock, $0.50 par value; 350,000,000 shares authorized; 158,021,407 and 158,079,033 shares issued and outstanding as of November 30, 2023 and February 28, 2023, respectively	79,011	79,040	79,010
Capital in excess of par value	1,786,924	1,713,074	1,697,062
Accumulated other comprehensive income	60,667	97,869	57,420
Retained earnings	4,117,763	3,723,094	3,654,081
TOTAL SHAREHOLDERS’ EQUITY	6,044,365	5,613,077	5,487,573
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$27,173,250	$26,182,736	$25,938,941

-more-

CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine Months Ended November 30
(In thousands)	2023	2022
OPERATING ACTIVITIES:
Net earnings	$428,936	$415,750
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	193,528	202,655
Share-based compensation expense	90,479	64,974
Provision for loan losses	238,952	218,967
Provision for cancellation reserves	62,587	79,924
Deferred income tax benefit	(28,290)	(2,178)
Other	8,534	8,879
Net decrease (increase) in:
Accounts receivable, net	86,377	314,190
Inventory	87,196	1,709,632
Other current assets	91,793	149,777
Auto loans receivable, net	(979,052)	(1,170,098)
Other assets	(8,775)	(43,502)
Net decrease in:
Accounts payable, accrued expenses and other
current liabilities and accrued income taxes	(60,365)	(195,154)
Other liabilities	(62,921)	(91,739)
NET CASH PROVIDED BY OPERATING ACTIVITIES	148,979	1,662,077
INVESTING ACTIVITIES:
Capital expenditures	(355,442)	(319,486)
Proceeds from disposal of property and equipment	1,299	3,806
Purchases of investments	(4,641)	(6,460)
Sales and returns of investments	1,562	3,486
NET CASH USED IN INVESTING ACTIVITIES	(357,222)	(318,654)
FINANCING ACTIVITIES:
Proceeds from issuances of long-term debt	134,600	2,863,500
Payments on long-term debt	(242,989)	(4,116,775)
Cash paid for debt issuance costs	(15,576)	(13,987)
Payments on finance lease obligations	(12,177)	(10,056)
Issuances of non-recourse notes payable	9,099,929	11,351,696
Payments on non-recourse notes payable	(8,430,615)	(10,581,076)
Repurchase and retirement of common stock	(44,287)	(333,814)
Equity issuances	28,430	13,504
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	517,315	(827,008)
Increase in cash, cash equivalents, and restricted cash	309,072	516,415
Cash, cash equivalents, and restricted cash at beginning of year	951,004	803,618
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH AT END OF PERIOD	$1,260,076	$1,320,033

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